Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated and combined financial statements of Donnelley Financial Solutions, Inc. and subsidiaries and the effectiveness of Donnelley Financial Solutions, Inc.’s internal control over financial reporting dated February 27, 2019, appearing in the Annual Report on Form 10-K of Donnelley Financial Solutions, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 30, 2019